                                                                   Exhibit 2 (a)


                      AGREEMENT AND PLAN OF REORGANIZATION

                 THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of this 28th day of January, 1994 between TRANS FINANCIAL BANCORP, INC., a Kentucky corporation ("Corporation"), and FGC HOLDING COMPANY, a Kentucky corporation ("FGC"), and the undersigned individuals and trust, being all of the holders of common stock of FGC (individually, a "Shareholder" and collectively, the "Shareholders").



                 W I T N E S S E T H :

                 The Boards of Directors of Corporation and FGC have approved, and deem it advisable and in their respective shareholders' best interests to consummate, the business combination transaction (the "Merger") provided for herein and in the Plan of Merger between Corporation and FGC executed of even date herewith and incorporated by reference herein as if fully set out herein (the "Plan of Merger");

                 Corporation, FGC and the Shareholders are willing to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                 For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

                 NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, agreements and undertakings herein contained, the parties hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

                 "Act"  shall mean the Kentucky Business Corporation Act.

                 "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                 "Closing" shall mean the closing of the transactions contemplated herein and in the Plan of Merger, and "Closing Date" shall mean the date and time specified pursuant to Section 2.2 hereof as the date of the Closing.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Commission" shall mean the Securities and Exchange Commission.

                 "Corporation Common Stock" shall mean the common stock, no par value, of Corporation.

                 "Corporation Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes) of Corporation as of December 31, 1992, 1991 and 1990 and the related audited consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) for the years ended December 31, 1992, 1991 and 1990, and the unaudited consolidated balance sheet as of September 30, 1993 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows of Corporation for the nine months ended September 30, 1993, and
(ii) the consolidated balance sheets and related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of Corporation with respect to periods ending subsequent to September 30, 1993.

                 "Corporation Subsidiary" shall mean each company or other organization of which at least a majority of the securities or other interests is directly or indirectly owned or controlled by Corporation.

                 "Effective Time" is defined at Section 2.1.

                 "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

                 "FGC Class A Preferred Stock" and "FGC Class B Preferred Stock" are defined at Section 4.2B.

                 "FGC Common Stock" is defined at Section 4.2.B.

                 "FGC Preferred Stock" shall mean the FGC Class A Preferred Stock and the FGC Class B Preferred Stock.

                 "FGC Financial Statements" shall mean (i) the unaudited consolidated balance sheets of FGC as of December 31, 1992, 1991 and 1990 and the related unaudited consolidated statements of income, for the years ended December 31, 1992, 1991 and 1990 as filed by FGC on Form F.R. Y-6 with the Federal Reserve, and the unaudited balance sheet as of September 30, 1993 and the unaudited consolidated statements of income of FGC for the nine months ended September 30, 1993, and (ii) the consolidated balance sheets and related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of FGC with respect to periods ending subsequent to September 30, 1993.

                 "FGC Subsidiary" is defined at Section 4.2C.

                 "KDFI" shall mean the Kentucky Department of Financial Institutions.

                 "Previously Disclosed" shall mean disclosed prior to the execution hereof in the letter dated of even date herewith from the party making such disclosure and delivered to the other party contemporaneously with the execution hereof.

                 "Securities Act" shall mean the Securities Act of 1933, as amended.

                 "Securities Laws" shall mean /i/ the Securities Act; the Securities Exchange Act of 1934, as amended (the "Exchange Act"); the Investment Company Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder, and /ii/ all applicable state securities laws.


                                   ARTICLE 2

                                   The Merger

         2.1 Effective Time of Merger. Upon the terms and conditions set forth in this Agreement and the Plan of Merger, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by Corporation and FGC, and thereafter delivered to the Secretary of State of the Commonwealth of Kentucky for filing, as provided in the Act, on the Closing Date. The Merger shall become effective upon the filing with the Kentucky Secretary of State or at such time and date thereafter as is provided in the Articles of Merger (the "Effective Time").

         2.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by Corporation (the "Closing Date"), which shall be no later than the fifth business day following the last to occur of /i/ the effective date of the last order, approval, or exemption of any federal or state regulatory agency approving or exempting the Merger if such action is required, and /ii/ the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger, at the offices of Wyatt, Tarrant & Combs, 2800 Citizens Plaza, Louisville, Kentucky, or at such other date and time, and at such other place, as may be mutually agreed upon by Corporation and FGC.


                                   ARTICLE 3

                                   COVENANTS

         3.1 Shareholders' Meeting. This Agreement and the Plan of Merger shall be submitted for approval to the shareholders of FGC at a meeting to be called and held in accordance with the applicable provisions of law and the Articles of Incorporation and Bylaws of FGC (the "Meeting"). FGC shall cause the Meeting to be held as promptly as practicable and shall disseminate to its shareholders all materials required of it under law to be disseminated in connection with the consideration by the shareholders of this Agreement and the Plan. The Board of Directors of FGC shall recommend that its shareholders adopt and approve this Agreement and the Plan of Merger at the Meeting and shall take all action necessary or helpful to secure a vote of shareholders in favor of the Merger. Immediately after the Meeting, FGC shall notify
Corporation of the results of the Meeting.   Each Shareholder hereby agrees to
vote in favor of the Merger at the Meeting and waives any right to dissent from or seek appraisal rights with respect to the Merger which such Shareholder may have under applicable law. Each Shareholder acknowledges receipt of the documents and reports listed on Exhibit 3.1 hereto.

         3.2 Cooperation. FGC and Corporation shall proceed expeditiously and cooperate fully in making application for all necessary regulatory approvals, in the procurement of any other consents and approvals, and in the taking of any other action and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms provided herein and in the Plan of Merger. Corporation shall and FGC shall, and shall cause each FGC Subsidiary to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement and the Plan of Merger, and /ii/ to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party in connection with the Merger and the transactions contemplated by this Agreement and the Plan of Merger. Each of FGC and Corporation shall cooperate fully with, and provide true, complete and accurate information to, the other in connection with their requests and applications for consents and governmental clearance, approvals, licenses or permits, if any, which are necessary for the Merger and Corporation's ownership and operation of FGC's business following the Merger.

         3.3 Conduct of Business Prior to Closing. Except with the prior written consent of Corporation or as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, neither FGC nor any FGC Subsidiary shall:

                 A. conduct its business other than in the usual, regular and ordinary course or fail to use its best efforts to preserve its business organization intact or to keep available to Corporation the services of its present officers and employees or to preserve the good will of its customers and others having business relations with it;

                 B. fail to comply in all material respects with all applicable laws and regulations which relate to the conduct of its business;

                 C.       amend its articles of incorporation or bylaws;

                 D. issue any shares of authorized capital stock or securities convertible into such shares, or purchase, redeem, retire or otherwise acquire any of its outstanding shares, or sell or give any option or right to purchase, hypothecate, pledge or otherwise encumber or dispose of any such shares or any shares held in treasury, if any, make or effect any other change in the structure or composition of its capital stock or agree to do any of the foregoing;

                 E. enter into, adopt, amend or terminate any employee benefit plan, except as required by law, or enter into any employment agreement with any person or, except in a manner consistent with past practices, grant any increase in the compensation (including bonus and benefit plans and all other non-cash compensation) of any of its employees;

                 F. borrow or agree to borrow any amount of funds or incur any obligation or liability except in the ordinary course of business consistent with prior practice, or guarantee or agree to guarantee any material obligations of others except for letters of credit and guaranties of signatures in the ordinary course of business;

                 G. except in the ordinary course of business, cancel any indebtedness owing to it or any claims that it might have possessed, waive any material rights of substantial value or sell, lease, encumber, otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets;

                 H. amend, modify or terminate any material agreement or contract other than in the ordinary course of business or commit any act or omit to do any act that would cause a breach of any lease, contract or commitment to which it is a party or by which its property or business is bound or affected, or which would have a material adverse effect on its financial condition, operations or assets; or

                 I. enter into or agree to enter into any agreement or contract that would have been required to be Previously Disclosed pursuant to this Agreement, other than such contracts and agreements entered into in the ordinary course of business.

         3.4 Access to Information. Upon reasonable notice, Corporation and FGC shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Corporation and FGC shall (and shall cause each of their respective subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements dated December, 1993 and December __, 1993 respectively between Corporation and FGC (the "Confidentiality Agreements"). No investigation by either Corporation or FGC shall affect the representations and warranties to the other except to the extent such representations and warranties are by their terms qualified by disclosures made to the other party. The undertakings in this Section 3.4 shall survive any termination of this Agreement.

         3.5 Press Releases. All parties to this Agreement agree that any press release or other public announcement by either party pertaining to the Merger shall be coordinated with the other parties hereto; provided, however, that nothing contained herein shall prohibit either party from making any disclosure required by law which its counsel deems necessary, provided the other party is given written notice thereof.

         3.6 Updating of Information by FGC. FGC will furnish Corporation with all reports and statements filed by it or any FGC Subsidiary with any regulatory authority and the FGC Financial Statements, such reports and statements to be furnished promptly after their filing or the preparation thereof. Each such report and statement shall have been prepared in accordance with and shall comply in all material respects with applicable law and the regulations governing its preparation.

         3.7 Accounting Treatment. FGC shall not intentionally take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting purposes and neither FGC nor Corporation shall intentionally take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the

Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Each Shareholder agrees that he or it shall not dispose of any shares of Corporation Common Stock received in the Merger until such time as financial results covering at least 30 days of combined operations of Corporation and FGC shall be published.

         3.8 Acknowledgements of Shareholders. Each Shareholder acknowledges and agrees that the certificates representing shares of Corporation Common Stock to be received by such Shareholder in the Merger will contain a legend to the effect that such shares may not be transferred or disposed of without registration under the Securities Act and applicable state securities laws or receipt by Corporation and its transfer agent of an opinion of counsel acceptable to Corporation as to the existence of an available exemption therefrom. In addition, each Shareholder consents to the giving of appropriate stop transfer instructions to Corporation's transfer agent.

         3.9 Noncompetition Agreements. Each Shareholder agrees that, at the Closing, such Shareholder shall execute a noncompetition agreement in the form attached hereto as Exhibit 5.2.L.

         3.10    Acquisition Proposals.

                 A. Prior to the Effective Time, FGC agrees (a) that neither FGC nor any FGC Subsidiary shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, FGC or any FGC Subsidiary (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 3.10; and (c) that it will notify the Corporation immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

                 B.       Prior to the Effective Time, each Shareholder agrees
(a) that such Shareholder shall not initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to an Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;
(b) that such Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 3.10; and (c) that such Shareholder will notify the Corporation immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, such Shareholder.

         3.11    FGC Dividends.

                         FGC may continue the declaration and payment of
regular quarterly dividends not in excess of $20 per share of FGC Preferred Stock, with usual record and payments dates for such dividends in accordance with past dividend practice.

         3.12    Indemnification.

                 A. From and after the Effective Time, the Corporation shall indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, an executive officer or director of FGC or any FGC Subsidiary (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the Corporation (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of FGC or any FGC Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent FGC would have been permitted under law and its Articles of Incorporation and Bylaws to indemnify such person (and the Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking required by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Corporation; (ii) after the Effective Time, the Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received to the extent permitted by law and upon receipt of any undertaking required by law; and (iii) after the Effective Time, the Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 3.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Corporation in writing (but the failure so to notify the Corporation shall not relieve it from any liability that it may have under this
Section 3.12 except to the extent such failure materially prejudices the Corporation), and shall deliver to the Corporation the undertaking, if any, required by law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                 B. The provisions of this Section 3.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives.

         3.13 Employee Benefits. At, or as soon as administratively feasible after, the Effective Time, employees and officers of FGC and each FGC Subsidiary shall be provided with such employee benefits as Corporation from time to time generally provides to employees and officers of a Corporation Subsidiary, including, but not limited to, participation in Corporation's Employee Stock Ownership Plan, Savings Investment Plan, life, medical and hospitalization and disability insurance, and sick pay, vacation, personal leave and severance benefits, on a non-discriminatory and substantially similar basis. For purposes of providing such benefits to employees and officers of FGC or any FGC Subsidiary after the Effective Time, the Corporation shall credit such employees and officers for years of service at FGC or any FGC Subsidiary prior to the Effective Time for purposes of eligibility and vesting.

        3.14 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the Plan of Merger, each party to this Agreement shall take all such necessary action.

         3.16    Certain Covenants of Corporation.  Within one hundred twenty
(120) days after the Effective Time, Corporation, at its expense, shall file with the Securities and Exchange Commission under the Securities Act a registration statement pursuant to which the Shareholders may publicly offer and sell the shares of Corporation Common Stock they receive in the Merger and shall take all actions necessary to register or qualify such shares pursuant to all applicable state "blue sky" or securities laws. Corporation shall use its reasonable best efforts to maintain such registration statement (and such registrations and qualifications) in effect for three years after the Effective Time. FGC and the Shareholders shall cooperate fully with, and provide full, complete and accurate information to, Corporation in connection with such registration statement and any filings related thereto. In no event, however, shall any party hereto be liable for, and each party shall indemnify and hold the other harmless from, any untrue statement of a material fact or omission to state a material fact in any registration statement filed pursuant to the provisions of this Section 3.16 made in reliance upon, and in conformity with, written information concerning the other party furnished by such other party specifically for use in such registration statement.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         4.1 Representation and Warranties of Shareholders as to title and Authority. Each Shareholder, severally and not jointly, represents and warrants to Corporation, only on such Shareholder's behalf and only with respect to the shares of FGC Common Stock owned by such Shareholder, as follows:

                 A. Power and Authority of Shareholders. Shareholder has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes Shareholder's legal, valid and binding obligation, enforceable against Shareholder in accordance with its terms. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which such Shareholder is subject, (ii) violate any order, judgment or decree applicable to such Shareholder, or (iii) violate, conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any agreement, document or other instrument to which such Shareholder is a party or by which such Shareholder or such Shareholder's properties may be bound.

         B. Ownership of Shares. Shareholder owns good record and beneficial title to the number of shares of FGC Common Stock and FGC Preferred Stock set forth beside Shareholder's name on Exhibit 4.1 to this Agreement, free and clear of any liens, restrictions, claims, equities, charges, options, rights of first refusal, or encumbrances, with no defects of title whatsoever. Shareholder owns, of record or beneficially, no other shares of capital stock of FGC or any other equity security of FGC or right or option of any kind to have any such equity security issued. Upon consummation of the Merger, Corporation shall have obtained good title to all shares of FGC Common Stock owned by Shareholder, free and clear of any liens, restrictions, claims, equities, options, charges, rights of first refusal, or encumbrances or other restrictions, and with no defects of title whatsoever. Shareholder has the exclusive right, power and authority to vote the shares of FGC Common Stock owned by Shareholder. Shareholder covenants that it is not a party to or bound by any agreement affecting or relating to Shareholder's right to transfer or vote the shares of FGC Common Stock owned by Shareholder.

         C. Investment and Other Representations. Shareholder is acquiring the shares of Corporation Common Stock in the Merger for his or its own account for investment and not with a view to or for sale, distribution or other disposition, unless such shares are registered under the Securities Act, or, in the opinion of knowledgeable counsel, transferred under an applicable exemption from registration. Shareholder has had an adequate opportunity to ask questions of and receive answers from the officers and other employees of Corporation and has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of an investment in Corporation Common Stock. Shareholder is an "accredited investor" as such term is defined in Rule 501 promulgated by the Securities and Exchange Commission under the Securities Act.

         4.2 FGC's Representations and Warranties. Except as Previously Disclosed, FGC hereby represents and warrants to Corporation as follows:

                 A.       Corporate Standing; Authorization.

                          (i) FGC is a bank holding company registered under the BHCA. FGC and each FGC Subsidiary is a Kentucky corporation or banking corporation, duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky. FGC and each FGC Subsidiary has paid all fees due and owing to the Office of the Kentucky Secretary of State, has delivered to that office its most recent annual report as required by the Act, and has never filed articles of dissolution with the Kentucky Secretary of State or the KDFI. FGC has delivered to Corporation true and correct copies of the Articles of Incorporation and Bylaws of FGC and all amendments thereto through the date hereof. FGC and each FGC Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                          (ii) The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, shall be deemed hereunder a "Violation") pursuant to, any provision of the articles of incorporation or bylaws of FGC or any FGC Subsidiary, or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declaration and filings referred to in paragraph (iii) below, or result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 4.2J) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FGC or any FGC Subsidiary or their respective properties or assets.

                          (iii) Except (a) for consents, approvals, orders, and authorizations from the Federal Reserve and the KDFI, and (b) for the filing of Articles of Merger with the Kentucky Secretary of State, noconsent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to FGC or any FGC Subsidiary in connection with the execution and delivery of this Agreement and the Plan of Merger, or the consummation by FGC of the transactions contemplated hereby and thereby.

                          (iv) FGC has all requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of FGC, subject to the approval of this Agreement and the Plan of Merger by the shareholders of FGC. This Agreement and the Plan of Merger have been duly executed and delivered by FGC, and constitute the legal, valid and binding obligations of FGC enforceable against it in accordance with their terms.

                 B. Capital Structure of FGC. The authorized capital stock of FGC consists of 3,000 shares of common stock without par value ("FGC Common Stock"), 850 shares of Class A Preferred Stock, $1,000 par value per share ("FGC Class A Preferred Stock"), and 200 shares of Class B Preferred Stock, $1,000 par value per share ("FGC Class B Preferred Stock"). At the date hereof, (i) 2,501 shares of FGC Common Stock are validly issued and outstanding and fully paid and nonassessable, (ii) 836 shares of FGC Class A Preferred Stock are issued and outstanding and fully paid and nonassessable, and (iii) 174 shares of Class B Preferred Stock are issued and outstanding and fully paid and nonassessable. No shares of FGC Common Stock or FGC Preferred Stock are held in treasury. There is outstanding no subscription, option, warrant, call or commitment of any character relating to shares of FGC's capital stock or any instruments that can be converted into shares of FGC's capital stock. None of the shares of FGC Common Stock have been issued in violation of any preemptive right. There are no outstanding contractual obligations of FGC or any FGC Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of FGC. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of FGC may vote are issued or outstanding.

                 C. Subsidiaries. FGC has Previously Disclosed each company or other organization, whether incorporated or unincorporated, of which FGC is a general partner or at least a majority of the securities or other interests is directly or indirectly owned or controlled by FGC (each such company or other organization Previously Disclosed by FGC is referred to in this Agreement as a "FGC Subsidiary"). FGC has delivered to Corporation true and correct copies of the Articles of Incorporation and Bylaws of each FGC Subsidiary, as amended through the date hereof, and has Previously Disclosed the authorized, issued and outstanding capital stock of each FGC Subsidiary.
No shares of capital stock of any FGC Subsidiary are held in treasury. All of the outstanding shares of capital stock of each FGC Subsidiary are validly issued and outstanding and are fully paid and nonassessable and such shares are wholly owned by FGC directly, free and clear of all liens, claims and encumbrances. There is outstanding no subscription, option, warrant, call or commitment of any character relating to or any instruments that can be converted into shares of the capital stock of any FGC Subsidiary. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) of any FGC Subsidiary are issued or outstanding.

                 D. FGC Financial Statements. The FGC Financial Statements were prepared in accordance with generally accepted accounting principles or regulatory accounting principles, applied on a consistent basis, and fairly present the financial condition of FGC and the FGC Subsidiaries at the respective dates indicated therein, the results of operation of FGC and the FGC Subsidiaries for the periods covered thereby and the other financial information purported to be shown thereon. The FGC Financial Statements as of dates ending subsequent to September 30, 1993 will be prepared in accordance with generally accepted accounting principles, applied on a consistent basis, and will fairly present the financial condition of FGC and the FGC Subsidiaries at the respective dates indicated therein, the results of operation of FGC and the FGC Subsidiaries for the periods covered thereby and the other financial information purported to be shown thereon.

                 E. Absence of Undisclosed Liabilities. Except as disclosed in the FGC Financial Statements, neither FGC nor any FGC Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of FGC and the FGC Subsidiaries taken as a whole, except obligations or liabilities incurred after the date of this Agreement in the ordinary course of business consistent with prior practice. The business of

FGC and each FGC Subsidiary has been conducted only in the ordinary course of business since December 31, 1992.

                 F. Loans and Allowance for Credit Losses. All loans reflected on the books and records of each FGC Subsidiary have been (i) made for good, valuable and adequate consideration in the ordinary course of business and (ii) evidenced by notes or other evidences of indebtedness that are true and genuine. The allowance for credit losses ("Allowance") shown on the consolidated balance sheet of FGC as of September 30, 1993 included in the FGC Financial Statements was, and the Allowance shown on the consolidated balance sheets of FGC as of dates subsequent to the execution of this Agreement included in the FGC Financial Statements will be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) made by, FGC and each FGC Subsidiary.

                 G. Legal Proceedings. There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of FGC, threatened against FGC or any FGC Subsidiary or against any asset, interest or right of any such company that might, individually or in the aggregate, have a material adverse effect on the financial condition, results of operation or business of FGC or any FGC Subsidiary, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against FGC or any FGC Subsidiary having or which, insofar as reasonably can be foreseen, in the future could have any such effect.

                 H. Agreements with Regulators. Neither FGC, any FGC Subsidiary, nor any officer or director of FGC or any FGC Subsidiary, is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letters from, any banking regulator, nor has FGC or any FGC Subsidiary been advised by any banking regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. No investigation by any governmental entity with respect to FGC or any FGC Subsidiary is pending or, to the best knowledge of FGC, threatened and neither FGC nor any FGC Subsidiary has knowledge of any basis for the commencement of any regulatory or enforcement action against FGC or any FGC Subsidiary by any governmental or regulatory authority.

                 I. Compliance with Laws. FGC and each FGC Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of the businesses of FGC and each FGC Subsidiary and is in compliance in all material respects with the terms thereof. FGC and each FGC Subsidiary has complied with in all material respects and is not in any default under (and has not been charged with or received notice with respect to (except for routine bank examinations by Federal and state agencies), nor are threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, except for possible violations or defaults that, individually or in the aggregate, would not have a material adverse effect on FGC and its Subsidiaries taken as a whole. There are no uncured violations or violations with respect to which refunds or restitution may be required cited in any report concerning FGC or any FGC Subsidiary as a result of examination by any regulatory authority and neither FGC nor any FGC Subsidiary has knowledge of any basis on which refunds or restitution may be required by any regulatory authority.

                 J.       Employee Benefit Plans.

                         (i) Since the date of the most recent FGC Financial Statements, there has not been any adoption or amendment in any material respect by FGC or any FGC Subsidiary of any collective bargaining agreement, or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of FGC or any FGC Subsidiary (collectively, "Benefit Plans"). There exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between FGC or any FGC Subsidiary and any officer, director or key employee of FGC or any FGC Subsidiary.

                          (ii) FGC has Previously Disclosed a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by FGC or any FGC Subsidiary for the benefit of any officers or employees of FGC or any FGC Subsidiary. FGC has delivered to Corporation true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, and (4) each trust agreement and group annuity contract relating to any Benefit Plan. No Benefit Plan provides medical or hospitalization benefits to retirees or other former employees, other than medical benefits required to be provided to qualified beneficiaries under the provisions of Section 4980B(f) of the Code and paid for entirely by the individual electing such coverage under Section 4980B(f) of the Code.

                          (iii) Each Benefit Plan has been administered in all material respects in accordance with its terms. FGC, each FGC Subsidiary and all the Benefit Plans are in compliance with the applicable provisions of ERISA and the Code. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any liability, and, to the best knowledge of FGC, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

                          (iv) All Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination letter has been revoked nor, to the best knowledge of FGC, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                          (v) No Pension Plan that FGC, any FGC Subsidiary or any other company under common control with FGC (within the meaning of Section 4001(a)(14) of ERISA) maintains, or to which FGC, any FGC Subsidiary or any other company under common control with FGC (within the meaning of Section 4001(a)(14) of ERISA) is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA). FGC is not aware of any facts or circumstances that would change the funded status of any such

         Pension Plan. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. All contributions to, and payments from, the Benefit Plans required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, and there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan. All such contributions to, and payments from, the Benefit Plans (except those payments to be made from a trust qualified under Section 401(a) of the Code), for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in the proper books and records of FGC at the Effective Time. None of FGC, any FGC Subsidiary or any officer of FGC or any FGC Subsidiary or any of the employee benefit plans of FGC and any FGC Subsidiary which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, any administrator or, to the best knowledge of FGC, any trustee thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility under Part 4, Subtitle B, Title I of ERISA that could subject FGC, any FGC Subsidiary or any officer of FGC or any FGC Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA. Neither any of such plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto during the last five years. Neither FGC, any FGC Subsidiary, any administrator, nor, to the best knowledge of FGC, any trustee or other fiduciary, of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject FGC or any FGC Subsidiary to any material liability for breach of fiduciary duty under ERISA or any other applicable law. Neither FGC nor any FGC Subsidiary (or any other employer that since September 2, 1974 has ever been treated as a "single employer" under Section 414(b)(c) or (m) of the Code with FGC or any FGC Subsidiary) has ever been required to contribute to any Multiemployer Pension Plans.

                          (vi) With respect to any Pension Plan subject to Title IV of ERISA (including for purposes of clause (1) below, any Pension Plan maintained or contributed to by FGC or any other company under common control with FGC within the meaning of Section 414 of the Code and, for purposes of clause (2) below, any Pension Plan maintained or contributed to by FGC or any other company under common control with FGC within the meaning of Section 4001(a)(14) of ERISA):
         FGC has not incurred any material liability on or prior to the date hereof

         (1) to such Pension Plan or (2) to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. FGC has furnished to Corporation the most recent actuarial report or valuation with respect to each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA). The information supplied to the actuary by FGC for use in preparing those reports or valuations was complete and accurate and FGC has no reason to believe that the conclusions expressed in those reports or valuations are incorrect.

                          (vii) With respect to any Benefit Plan that is an employee welfare benefit plan: (1) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in
         Section 419(e) of the Code, (2) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (3) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be prospectively amended or terminated without material liability to FGC or any FGC Subsidiary on or at any time after the Effective Time.

                          (viii) Each employee bonus or profit sharing plan providing benefits to any current or former officer, director or employee of FGC or any FGC Subsidiary is terminable by FGC or such FGC Subsidiary without notice at any time.

                 K.       Labor Matters.

                          (i) FGC and each FGC Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

                          (ii) There is no unfair labor practice charge or complaint or any other matter against or involving FGC or any FGC Subsidiary pending or, to the knowledge of FGC, threatened before the National Labor Relations Board or any court of law;

                          (iii) Neither FGC nor any FGC Subsidiary is a party to or bound by any collective bargaining agreement or any similar labor union arrangement;

                          (iv)   There are no charges, investigations,
         administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of FGC threatened, before the Equal Employment

         Opportunity Commission or any federal, state or local agency or court against FGC or any FGC Subsidiary;

                          (v) There have been no governmental audits of the equal employment opportunity practices of FGC or any FGC Subsidiary and, to the knowledge of FGC, no basis for any such claim exists; and

                          (vi) FGC and each FGC Subsidiary is in compliance in all material respects with the requirements of the Americans With Disabilities Act.

                 L. Brokers. Neither FGC, any FGC Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                 M. Assets. FGC and each FGC Subsidiary has good and marketable title to all of the properties and assets, real and personal, tangible and intangible, reflected on the FGC Financial Statements or acquired after the dates thereof, free and clear of all liens, charges, security interests, encumbrances and claims, except for (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its business, and (iii) such imperfections or irregularities of title, easements, claims, liens, charges, security interests and encumbrances, if any, as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. All leases by which either of FGC or any FGC Subsidiary leases real or personal property as lessee (other than leases that are the equivalent of extensions of credit) are valid without default in any material respect thereunder by the lessee or, to the best knowledge of FGC, the lessor, and are in full force and effect in accordance with their respective terms.

                 N. Material Contracts. Except as disclosed in any FGC SEC Document, neither FGC nor any FGC Subsidiary is a party to any:

                         (i) agreement, arrangement or commitment not made in the ordinary course of business consistent with past practices;

                         (ii) employment agreement or any bonus, incentive, deferred compensation, severance pay, profit sharing, retirement, stock purchase, stock option agreement or arrangement or employee benefit plan for or in respect of any employee or former employee;

                           (iii) collective bargaining agreement or other agreement with any labor union or labor organization;

                          (iv) material agreement, indenture or other instrument relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money or any agreement that involves a potential material liability (other than in the ordinary course of its business);

                          (v)    any agreement, contract or commitment
         containing any covenant materially limiting the freedom of FGC or any FGC Subsidiary to engage in any line of business in any geographic area or to compete with any person; or

                          (vi)   agreement for loans or the provision,
         purchase or sale of goods, services or property, or other contract or commitment with any director or officer.

                 O. Good Standing of Contracts. No event or condition has occurred or exists, or, to the best knowledge of FGC, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any of the leases, contracts or agreements to which FGC or any FGC Subsidiary is a party, which default is reasonably likely to result in a material adverse change in the financial condition, results of operation or business of FGC or any FGC Subsidiary.

                 P. Insurance. FGC has Previously Disclosed a list and of all policies of fire, theft, liability and other insurance and bonds maintained with respect to the assets or businesses of FGC and each FGC Subsidiary, the effective dates thereof and the premiums payable with respect thereto. All such policies and bonds are valid and enforceable and in full force and effect and neither FGC nor any FGC Subsidiary has received any notice of premium increases or cancellations with respect to any of such policies and bonds. To the best knowledge of FGC, neither FGC nor any FGC Subsidiary is liable for any material retroactive premium adjustments with respect to any of its insurance policies or bonds.

                 Q. Tax Matters. Each member of the consolidated group of which FGC is a member or has ever been a member (the "Group") has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, and has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions (whether or not reflected in its returns as filed) due and payable (and/or properly accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority. The most recent FGC Financial Statements reflect an adequate reserve for all taxes payable by FGC and each FGC Subsidiary accrued through the date of such Financial Statements. No material deficiencies for any taxes have been proposed, asserted or assessed against FGC or any FGC Subsidiary that are not adequately reserved for. Except with respect to claims for refund, the federal income tax returns of FGC and each FGC Subsidiary consolidated in such returns have been examined by and settled with the United States Internal Revenue Service (the "IRS"), or the statue of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted) for all years through 1989. The consolidated federal income tax returns of the Group have not been audited during the last five (5) fiscal years of FGC. No audit, examination or investigation is presently being conducted or, to the best knowledge of FGC, threatened by any taxing authority; no unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of any member of the Group.

                 R. Fiduciary Activities. Each FGC Subsidiary's fiduciary and custodial activities have been and are being conducted in all material respects in accordance with all applicable law.

                 S.       Environmental Matters.  To the best knowledge of FGC:

                 (i) FGC and each FGC Subsidiary is in substantial compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to the environment ("Environmental Laws");

                  (ii) No "Hazardous Wastes" (as hereinafter defined) have ever been generated, transported, treated, stored, released or disposed of on any real property owned or leased by FGC or FGC Subsidiary;

                  (iii) Neither FGC nor any FGC Subsidiary has transported or disposed or caused or permitted any person to transport or dispose of any Hazardous Wastes other than in accordance with all Environmental Laws;

                  (iv) Neither FGC nor any FGC Subsidiary has ever violated any of the Environmental Laws;

                  (v) No asbestos, PCBs or other Hazardous Wastes or any petroleum product or constituents thereof is present on, in or under any of the property owned by FGC or any FGC Subsidiary, whether owned or leased or held as OREO (as such term is customarily used) or in which FGC or any FGC Subsidiary has any legal or equitable interest;

                  (vi) There are no loans or other credits included in the loan portfolio of any FGC Subsididary with respect to which FGC or any FGC Subsidiary is or could incur or become responsible liability under the Environmental Laws, except where such liability would not have a material adverse effect on FGC and its subsidiaries taken as a whole; and

                 (vii) No Hazardous Wastes have ever been utilized on any of the property now held or previously held by FGC or any FGC Subsidiary as collateral or otherwise securing any loan made by FGC or any FGC Subsidiary.

         Hazardous Wastes" for purposes of this Agreement shall include, without limitation: (i) hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and any other applicable federal, state or local law, rule, regulation, ordinance or requirement, all as amended or hereafter amended; (ii) petroleum, including without limitation crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute);
(iii) any radioactive material , including without limitation any source, special nuclear, or by-product material as defined in 42 U.S.C. Section 2011 et seq.; and (iv) asbestos or any asbestiform minerals in any form or condition.

                 T. Insider Loans. All loans, loan commitments and any other extensions of credit and commitments to extend credit that are currently outstanding by FGC or any FGC Subsidiary to directors, officers, or principal shareholders of FGC or any FGC Subsidiary or any of their related interests, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and substantially comply with all applicable provisions of federal and state law. Such loans, extensions and commitments do not involve more than a normal risk of collectability.

                 U. Adjustable Rate Mortgages. Each FGC Subsidiary has properly calculated, in accordance with the contractual terms thereof and all applicable law, all adjustments required in its portfolio of adjustable rate mortgage notes, except for possible violations or errors that individually or in the aggregate would not have a material adverse effect on FGC and its subsidiaries taken as a whole.

                 V. Regulatory Matters. Neither FGC nor any FGC Subsidiary has, through the date hereof, taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 5.2E hereof.

                 W. Absence of Certain Changes or Events. Except as Previously Disclosed, since December 31, 1992, FGC and the FGC Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of FGC or any of its FGC Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on FGC and FGC's Subsidiaries taken as a whole.

                 X. Full Disclosure. No representation or warranty of FGC contained in this Agreement and no statement contained in this Agreement or in any certificate or other instrument furnished to Corporation hereunder contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.


         4.3 Corporation's Representations and Warranties. Except as Previously Disclosed, Corporation hereby represents and warrants to FGC that:

                 A.       Corporate Standing; Authorization.

                          (i) Corporation is a bank holding company registered under the BHCA and a savings and loan holding company registered under the Home Owners' Loan Act. Corporation and each Corporation Subsidiary is a Kentucky corporation or national bank or savings association duly organized, validly existing, and in good standing under applicable laws. Corporation and each Corporation Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                          (ii) The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any Violation pursuant to, any provision of the articles of incorporation or association or bylaws of Corporation or any Corporation Subsidiary or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any

         Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Corporation or any Corporation Subsidiary or their respective properties or assets.

                          (iii) Except (a) for consents, approvals, orders, and authorizations from the Federal Reserve and the KDFI, (b) for the filing of Articles of Merger with the Kentucky Secretary of State, and
         (c) in connection with compliance with the provisions of the Securities Laws and applicable state corporate and securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Corporation or any Corporation Subsidiary in connection with the execution and delivery of this Agreement and the Plan of Merger, or the consummation by Corporation of the transactions contemplated hereby and thereby.

                          (iv) Corporation has all requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Corporation. All shares of Corporation Common Stock to be issued pursuant to or as specifically contemplated by this Agreement and the Plan of Exchange will be validly issued, fully paid and nonassessable and not subject to preemptive rights. This Agreement and the Plan of Merger have been duly executed and delivered by Corporation and constitute the legal, valid and binding obligations of Corporation enforceable against it in accordance with their terms.

                 B. SEC Documents. Corporation has made available to FGC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Corporation with the Commission since January 1, 1991 (as such documents have since the time of their filing been amended, the "Corporation SEC Documents"), which are all the documents that Corporation was required to file with the Commission since such date. As of their respective dates, the Corporation SEC documents complied in all material respects with the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Corporation SEC Documents, and none of the Corporation SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Corporation included in the Corporation SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present the consolidated financial position of Corporation and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Corporation SEC Documents have been so filed. All reports, schedules and statements hereafter filed by Corporation with the Commission which Corporation shall deliver to Corporation pursuant to Section 3.6 hereof will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder, and none of such reports, schedules or statements will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Corporation included in such reports, schedules and statements will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and will fairly present the consolidated financial position of Corporation and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                 C. Absence of Undisclosed Liabilities. Except as disclosed in any Corporation SEC Documents filed since January 1, 1991, neither Corporation nor any Corporation Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Corporation and its Corporation Subsidiaries taken as a whole, except obligations or liabilities incurred after the date of this Agreement in the ordinary course of business consistent with prior practice.

                 D. Absence of Certain Changes or Events. Except as disclosed in the Corporation SEC Documents, since December 31, 1992, Corporation and the Corporation Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of Corporation or any of its Corporation Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on Corporation and the Corporation Subsidiaries taken as a whole.

                 E. Brokers. Neither Corporation nor any Corporation Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for fees or commissions in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                 4.4 Non-Survival of Representations and Warranties. All representations and warranties contained in this Agreement by any party hereto or set forth in any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement shall expire at the Effective Time.


                                   ARTICLE 5

                              CONDITIONS PRECEDENT

         5.1 Conditions to Obligations of FGC. The obligation of FGC to consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger, is subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived by FGC:

                 A. Approval of this Agreement and the Plan of Merger by the shareholders of FGC at the Meeting.

                 B. There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person (i) challenging the Merger or the other transactions contemplated by this Agreement or the terms thereof, or (ii) seeking to prohibit the Merger or the other transactions contemplated by this Agreement, which, in the opinion of FGC's counsel, has a reasonable probability of success.

                 C. The representations and warranties of Corporation set forth in Section 4.3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and Corporation shall have furnished to FGC a certificate of an executive officer of Corporation to that effect.

                 D. Corporation in all material respects shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or on the Closing Date and shall have delivered to FGC a certificate of an executive officer of Corporation to that effect and evidence, in form and substance satisfactory to counsel for FGC, that the transactions contemplated by this Agreement and the Plan of Merger were duly authorized by all necessary corporate action of Corporation.

                 E. There shall not have been any material adverse change in the business, financial condition, prospects or operations of Corporation since December 31, 1992.

                 F. Receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the Merger (including the expiration of all applicable waiting periods) and the other transactions contemplated herein, and the satisfaction of all other requirements prescribed by law which are necessary to the carrying out of the Merger.

                 G. FGC shall have received an opinion of counsel of Corporation dated as of the Closing Date, in substantially the form attached hereto as Exhibit 5.1G.

                 H. FGC shall have received the opinion of Corporation's counsel, Wyatt, Tarrant & Combs, in form and substance satisfactory to FGC and its counsel, Hirn, Reed & Harper, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that, except with respect to the payment of cash for fractional shares or in connection with the exercise of appraisal rights, the conversion of FGC Common Stock into Corporation Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to the shareholders of FGC.

         5.2 Conditions to Obligations of Corporation. The obligation of Corporation to consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger, is subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived by Corporation:

                 A. Approval of this Agreement and the Plan of Merger by the shareholders of FGC at the Meeting.

                 B. There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person (i) challenging the Merger or the other transactions contemplated by this Agreement or the terms thereof, or (ii) seeking to prohibit the Merger or the other transactions contemplated by this which, in the opinion of Corporation's counsel, has a reasonable probability of success.

                 C. The representations and warranties of FGC set forth in Section 4.2 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and FGC shall have furnished to Corporation a certificate executed by the Chief Executive Officer of FGC to that effect.

                 D. FGC in all material respects shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or on the Closing Date and shall have delivered to Corporation a certificate of the Chief Executive Officer of FGC to that effect and evidence, in form and substance satisfactory to counsel for Corporation, that the transactions contemplated by this Agreement and the Plan of Merger were duly authorized by all necessary corporate action of FGC.

                 E. Receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the Merger (including the expiration of all applicable waiting periods) and the other transactions contemplated herein, on terms and conditions satisfactory to Corporation (other than standard terms and conditions), and the satisfaction of all other requirements prescribed by law which are necessary to the carrying out of the Merger.

                 F. There shall not have been any material adverse change in the business, financial condition, prospects or operations of FGC or any FGC Subsidiary since December 31, 1992.

                 G. Corporation shall have received an opinion of counsel for FGC dated as of the Closing Date, in substantially the form attached hereto as Exhibit 5.2G.

                 H. Corporation shall have received a written release from each of the executive officers and directors of FGC and each FGC Subsidiary which releases Corporation, FGC and each FGC Subsidiary from any and all claims, known or unknown, contingent or direct, which he or she may have against Corporation, FGC or any FGC Subsidiary as of the Closing Date, other than (i) claims arising under this Agreement and the transactions contemplated hereby, or (ii) claims arising out of moneys on deposit or property held in trust or as a custodian by a FGC Subsidiary or compensation accrued but not yet payable or in payment for services rendered to FGC or any FGC Subsidiary as reflected on the books and records of FGC or any FGC Subsidiary.

                 I. Corporation shall have received a letter from KPMG Peat Marwick to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement and the Plan of Merger.

                 J. Corporation shall have received all state securities or "blue sky" permits and other authorizations necessary to consummate the Merger.

                 K.       The representations and warranties made by FGC in
Section 4.1K (Environmental Matters) shall be true and correct in all material respects without giving effect to the knowledge qualification contained therein.

                 L. Each of the Shareholders shall have executed and delivered to Corporation a noncompetition agreement in the form attached hereto as Exhibit 6.2.I.

                 M. The representations and warranties of the Shareholders set forth in Section 4.1 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, and each Shareholder shall have executed and delivered to Corporation a certificate to that effect.

                 N. FGC shall have received with respect to its audited financial statements as of and for the year ended December 31, 1993 an unqualified opinion from the independent certified public accountants or accounting firm preparing such statements.


                                   ARTICLE 6

                                  TERMINATION

         6.1 Dissenting Shares. Prior to the Effective Time, this Agreement and the Plan of Merger may be declared void and of no effect by Corporation if the number of Dissenting Shares is greater than 9% of the issued and outstanding shares of FGC.

         6.2 Termination. This Agreement and the Plan of Merger may be terminated: (i) by the mutual agreement of Corporation and FGC; (ii) by Corporation, upon prior written notice, if FGC or the Shareholders materially breach any representation or warranty set out in Sections 4.1 or 4.2 of this Agreement or materially breaches any covenant in this Agreement, or upon the failure and nonwaiver of any condition precedent set out in Section 5.2 unless, in the case of a material breach of a covenant or failure of a condition, within thirty (30) days after written notice from Corporation, FGC or the Shareholders shall have cured such breach or failure; (iii) by FGC, upon prior written notice, if Corporation materially breaches any representation or warranty set out in Section 4.3 of this Agreement or materially breaches any covenant in this Agreement or upon the failure and nonwaiver of any condition precedent set out in Section 5.1 unless, in the case of a material breach of a covenant or failure of a condition, within thirty (30) days after written notice from FGC, Corporation shall have cured such breach or failure; or (iv) by FGC or Corporation if the Effective Time shall not have occurred on or before November 30, 1994.

         6.3     Declaration.  Any declaration of termination under this
Article 6 by Corporation or FGC shall be pursuant to resolution of its Board of Directors or by executive officers thereof duly authorized by its Board of Directors to make such a declaration; shall be made by written notice given to the other parties setting forth the grounds for the termination, including, if applicable, the alleged material misrepresentation, breach or failure, and, unless, in the case of a material breach of a covenant or a failure of a condition, such material breach or failure is timely cured, shall have the effect of terminating this Agreement and the Plan of Merger effective upon the delivery of such written notice or the expiration of any applicable cure period, whichever is later, whereupon the same shall have no further effect and the Merger provided for herein and therein shall not be effected. Notwithstanding the foregoing, no termination of this Agreement shall affect the covenants set forth in Section 3.4 relating to confidentiality or the provisions set forth in Section 8.5 relating to expenses, which shall survive any such termination. Except as otherwise expressly provided herein, no termination of this Agreement on the grounds of a material misrepresentation or uncured material breach of any covenant contained herein shall relieve the breaching party from any liability for such uncured material misrepresentation or uncured material breach of any covenant or agreement contained herein giving rise to such termination.


                                   ARTICLE 7

                                INDEMNIFICATION

                 FGC shall indemnify, defend and hold Corporation harmless, and Corporation shall indemnify, defend and hold FGC harmless, against and in respect of any material nonfulfillment of any covenant or agreement or the material breach of any representation or warranty on the part of the indemnifying party under this Agreement and any claim, action, suit, proceeding, demand, judgment, assessment, cost and expense, including reasonable counsel fees, incident to the foregoing. Except with respect to a party's intentional breach of any covenant, agreement, representation or warranty under this Agreement, the liability of either party hereto under this
Article 7 shall be limited to the actual costs and expenses incurred by the party to be indemnified in connection with its investigation of the other party and the transactions contemplated by this Agreement. A party seeking indemnification hereunder shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, cost and expenses in respect of which indemnity is sought hereunder.


                                   ARTICLE 8

                               GENERAL PROVISIONS

         8.1 Law and Section Headings. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Agreement for convenience only and are to be ignored in the construction of the terms of this Agreement.

         8.2 Modifications. The parties hereto may amend, modify or supplement this Agreement, before or after approval thereof by the shareholders of FGC, in such manner as may be agreed by them in writing.

         8.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

         8.4 Notices. All notices hereunder shall be in writing and shall be deemed to have been given or made when delivered or mailed, first class, registered or certified mail, postage prepaid, addressed as follows, until notice of another address or additional addresses have been received by the other parties:

                 If to Corporation to:

                 Trans Financial Bancorp, Inc.
                 500 East Main Street
                 Bowling Green, Kentucky 42101
                 Attention:  Douglas M. Lester, President and Chief
                             Executive Officer


                 With a copy to:

                 Stewart E. Conner, Esq.
                 Wyatt, Tarrant & Combs
                 2800 Citizens Plaza
                 Louisville, Kentucky 40202


                 If to FGC or the Shareholders to:

                 FGC Holding Company
                 P. O. Box 457
                 Martin, Kentucky  41649
                 Attention: Julius Martin, Chairman of the Board

                 With a copy to:

                 David W. Harper, Esq.
                 Hirn Reed & Harper
                 2000 Meidinger Tower
                 Louisville, Kentucky  40202

         8.5 Expenses; Risk of Loss. Whether or not the Merger is consummated, each of the parties hereto will pay its own fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger; provided, however, that if the transactions contemplated hereby are consummated, then the out-of-pocket fees and expenses incurred or paid by or on behalf of FGC in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement and the Plan of Merger, including all fees and expenses of investment banking firms, financial advisors, attorneys, accountants, experts and consultants, shall not exceed the amount Previously Disclosed. Until the Effective Time, the risk of loss to the assets of FGC shall remain with FGC.

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         8.7 Time of Essence; Best Efforts. Time is of the essence to the performance of the obligations set forth in this Agreement. FGC and Corporation each agree to use their respective best efforts to obtain the satisfaction of the conditions to their respective obligations specified herein, and to advise the other parties hereto in writing, as to any unusual delays or impediments in obtaining the same.

         8.8 Closing. At the Closing, each party shall execute and deliver all documents required by this Agreement, and such further documents as the other party shall reasonably request in order to satisfy the fulfillment of each party's agreements and undertakings hereunder.

         8.9 Records and Further Assurances. After the Closing, each party shall make available to the other on reasonable request such books and records of that party as may be appropriate for use in connection with their respective tax returns, including any review thereof, and for any other reasonable purpose.

         8.10 Parties in Interest; Third Party Rights. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns. No party to this Agreement may however, assign its rights hereunder or delegate its obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto. It is the intention of the parties that nothing in this Agreement or the Plan of Merger shall be deemed to create any right with respect to any person or entity not a party to this Agreement or the Plan of Merger.

         8.11 Entire Agreement; Waiver. This Agreement, including all information Previously Disclosed, the Exhibits hereto, the Plan of Merger, and the Confidentiality Agreements, constitute and contain the entire agreement of FGC, the Shareholders and Corporation with respect to the Merger and supersede any prior agreement by the parties, whether written or oral. The waiver of a breach of any term or condition of this Agreement must be in writing signed by the party sought to be charged with such waiver and such waiver shall not be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        TRANS FINANCIAL BANCORP, INC.


                                        By /s/ Douglas M. Lester
                                           ------------------------------
                                           Douglas M. Lester, President
                                           and Chief Executive Officer


                                        FGC HOLDING COMPANY

                                        By /s/ Julius Martin
                                           ------------------------------
                                        Title Chairman
                                              ---------------------------
                                        "SHAREHOLDERS"


                                        /s/ Julius Martin
                                        ---------------------------------
                                        JULIUS MARTIN


                                        /s/ Ben J. Spradlin
                                        ---------------------------------
                                        BEN J. SPRADLIN


                                        /s/ Charles Johnson
                                        ---------------------------------
                                        CHARLES JOHNSON

                                          /s/ Arnold Turner, Jr.
                                          ------------------------------
                                          ARNOLD TURNER, JR.

                                          /s/ Gregory D. Stumbo
                                          ------------------------------
                                          GREGORY D. STUMBO


                                          HAROLD STUMBO TRUST


                                          By /s/ Gregory D. Stumbo
                                             ---------------------------
                                             Gregory D. Stumbo, Trustee